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                                                                     Exhibit 3.6

                            ARTICLES OF ORGANIZATION
                                       OF
                          ALLIANCE MILK PRODUCTS, LLC.

The undersigned organizer, being a natural person 18 years of age or older, in order to form a limited liability company under Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of Organization:

                                   ARTICLE I

The name of this Company is Alliance Milk Products, LLC.

                                   ARTICLE II

The purpose of the Company shall be to manufacture animal milk replacer and animal health products and the like for resale to Member(s), and to engage in such other activities as the Board of Governors, or Members, determine to be necessary or desirable to effect the foregoing purpose. The Company may engage in any other lawful business as it so determines, but only upon the prior approval of its Board of Governors or Members.

                                  ARTICLE III

The registered office of this Company is located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077.

                                   ARTICLE IV

The name and address of the organizer of this Company is as follows:

NAME                                ADDRESS

John W. Curran                      4001 Lexington Avenue North
                                    Arden Hills, MN 55126

                                   ARTICLE V

Unless dissolved earlier according to law, this Company shall exist for a period of thirty years.

                                   ARTICLE VI

No member of this Company shall have any pre-emptive rights as provided in
Section 322B.33.